Exhibit 10.31

January 4, 2009

Board of Directors
Borders Group, Inc.
c/o Thomas D. Carney, Secretary
100 Phoenix Drive
Ann Arbor, MI 48108

Dear Tom:

I am submitting my resignation, effective immediately, as: (i) an executive officer of Borders Group, Inc., (the “Company”), and (ii) an officer and director of all subsidiaries and affiliates of the Company in which I serve as an officer or director.

This will confirm that, unless I voluntarily terminate my employment before April 10, 2009: (i) subject to the mitigation and other provisions of my agreement with the Company dated April 29, 2008, my severance benefit will be 18 months rather than 12 months, and (ii) I will be entitled to the retention and special bonuses as previously communicated to me and the vesting of restricted shares that vest by their terms prior to such date.

Sincerely,

/s/ Edward Wilhelm

Edward Wilhelm

The forging terms are agreed to and confirmed.

Borders Group, Inc.

By: /s/ Daniel T. Smith
      Daniel T. Smith, Executive Vice President